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                                                                      EXHIBIT A
                                                                      ---------













                           ALOETTE(R) COSMETICS, INC.

                               FRANCHISE AGREEMENT




                                   ALOETTE OF






















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                                TABLE OF CONTENTS


  I.   GRANT OF FRANCHISE....................................................1

       A.     Grant..........................................................1

       B.     Territorial Protection.........................................2

       C.     Relocation.....................................................2

       D.     Restrictions on Certain Activities.............................2

       E.     Payment of Certain Fees for Sales of Products Outside
                  the Designated Market......................................2


 II.   TERM AND RENEWAL......................................................3

       A.     Initial Term...................................................3

       B.     Renewal Term...................................................3


III.   DUTIES OF FRANCHISOR..................................................4


 IV.   FEES   ...............................................................5

       A.     Payments To Franchisor.........................................5

       B.     Payment Procedures.............................................5

       C.     Definition Of Gross Sales......................................6

       D.     Suggested Pricing Policies.....................................6

       E.     No Right of Set-Off; Allocation of Payments....................6

       F.     Default in Payment.............................................6


  V.   DUTIES OF FRANCHISEE..................................................6

       A.     Compliance With System.........................................6

       B.     Pre-Opening Requirements.......................................6

       C.     Initial Training...............................................7

       D.     Initial Purchase of Inventory..................................7

       E.     Ongoing Training...............................................7

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       F.     Operation of Franchised Business...............................7

       G.     Development of Market..........................................7

       H.     Complaince with Uniform Standards..............................7

       I.     Purchase and Lease of Products, Equipment and Supplies.........8

       J.     Inspection of Premises........................................ 8

       K.     Proprietary Methods............................................8

       L.     Nondisclosure of Names.........................................8

       M.     Performance Criteria.......................................... 8

       N.     Compliance with Beauty Consultant Policies.................... 8

       O.     Minimum Inventory Levels and Initial Inventory.................9


   VI. PROPRIETARY MARKS.....................................................9

       A.     Grant Of License...............................................9

       B.     Conditions For Use.............................................9


 VII.  CONFIDENTIAL MANUALS.................................................10

       A.     Use...........................................................10

       B.     Proprietary Rights............................................10

       C.     Confidentiality...............................................11


VIII.  CONFIDENTIAL INFORMATION.............................................11

       A.     Confidential Relationship.....................................11

       B.     Obligations Of Franchisee.....................................11

       C      Protection Of Information.....................................11

       D.     Remedies......................................................11


  IX.  ACCOUNTING, INSPECTIONS AND RECORDS..................................11

       A.     Maintenance Of Books And Records..............................12

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       B.     Monthly Reports...............................................12

       C.     Financial and Related Reporting...............................12

       D.     Other Submissions.............................................12

       E.     Inspection....................................................12

   X.  ADVERTISING..........................................................12


  XI.  INSURANCE............................................................13

       A.     Procurement...................................................13

       B.     Certificates..................................................13

       C.     No Relief Of Liability To Franchisee..........................13

       D.     Failure to Procure............................................13


 XII.  TRANSFER OF INTEREST; OPERATION BY FRANCHISOR........................14

        A.     Transfer By Franchisor.......................................14

        B.     Transfer By Franchisee.......................................14

        C.     Additional Requirements - Corporate Franchisees..............15

        D.     Franchisor's Right Of First Refusal..........................16

        E.     Transfer Upon Death, Mental Incapacity, Disability,
                   Dissolution or Divorce...................................16

        F.     Non-Waiver Of Claims.........................................17



XIII.   DEFAULT AND TERMINATION.............................................17

        A.     Default With No Opportunity To Cure..........................17

        B.     Default With Thirty (30) Day Opportunity To Cure.............18

        C.     Injunctive Relief............................................19

        D.     Default And Termination......................................19

        E.     No Right Or Remedy...........................................20

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  XIV.  OBLIGATIONS UPON TERMINATION........................................20

        A.     Cessation Of Operation.......................................20

        B.     Cessation Of Use Of Proprietary Marks........................20

        C.     Cancellation Of Name.........................................20

        D.     Non-Usage Of Marks...........................................20

        E.     Prompt Payment Upon Default..................................20

        F.     Payment Of Costs.............................................20

        G.     Return Of Materials..........................................20

        H.     Assignment Of Telephone Listings.............................21

        I.     Option To Purchase...........................................21

        J.     Covenant Of Further Assurances...............................21


   XV.  RESTRICTIVE COVENANTS...............................................21

        A.     Term of Covenant.............................................21

        B.     Inapplicability of Restrictions..............................21

        C.     Independence Of Covenants....................................21

        D.     Modification Of Covenants....................................22

        E.     Enforcement of Covenants.....................................22

        F.     Written Agreements...........................................22


  XVI.  CHANGES AND MODIFICATIONS...........................................22


 XVII.  TAXES AND INDEBTEDNESS..............................................22

        A.     Payment......................................................22

        B.     Duty to Notify...............................................22

        C.     Compliance With Federal, State And Local Laws................22


XVIII.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION..........................23

        A.     Indeminfication..............................................23

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        B.     Identification...............................................23

        C.     No False Representations.....................................24


  XIX.  APPROVALS AND WAIVERS...............................................24

        A.     Written Consent..............................................24

        B.     No Waiver....................................................24

   XX.  NOTICES.............................................................24


  XXI.  RELEASE OF PRIOR CLAIMS.............................................25


 XXII.  DISCLOSURE STATEMENT AND DISCLAIMER.................................25

        A.     Compliance With Applicable Laws..............................25

        B.     Receipt of Agreement.........................................25

        C.     Acknowledgement..............................................25


XXIII.  ENTIRE AGREEMENT....................................................25


 XXIV.  SEVERABILITY AND CONSTRUCTION.......................................26

        A.     Severability.................................................26

        B.     Covenants....................................................26

        C.     Captions.....................................................26

        D.     References...................................................26

        E.     Force Majeure................................................26


  XXV.  APPLICABLE LAW......................................................26

        A.     Governing Law................................................26

        B.     Jurisdiction and Venue.......................................26

        C.     Remedy.......................................................27

        D.     Injunctive Relief............................................27


 XXVI.  ARBITRATION.........................................................27


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XXVII.  ACKNOWLEDGMENTS.....................................................27

        GUARANTY............................................................29

        ATTACHMENT A - SITE SELECTION ADDENDUM .............................31

        ATTACHMENT B - MINIMUM PERFORMANCE CRITERIA.........................33

        ATTACHMENT C - TERRITORY MAP .......................................34



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                           ALOETTE(R) COSMETICS, INC.

                               Franchise Agreement


         THIS AGREEMENT is made and entered into this ___ day of _____, 19__ , by and between ALOETTE(R) COSMETICS, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania whose principal place of business is 1301 Wright's Lane East, West Chester, Pennsylvania 19380 (referred to as "Franchisor") and ___________________________________________(referred to as
"Franchisee"), doing business as Aloette of _______________________________.


                                   WITNESSETH:

         WHEREAS, Franchisor, as the result of significant expenditures of time, skill, effort and money, has developed a unique and proprietary system relating to the establishment, development and operation of a cosmetic and beauty care products franchise (the "Franchised Business") which specializes in the direct sales of aloe vera based skin products, as well as makeup, fragrances and cosmetic accessories under the trade name ALOETTE(R), and which must be operated pursuant to its manual (as defined in this Agreement) (collectively referred to as the "System");

         WHEREAS, the distinguishing characteristics of the System include, without limitation, unique methods, merchandising and inventory control, technical assistance and training in the operation, management and promotion of the Franchised Business; specialized reporting, bookkeeping and accounting methods and documents; and advertising and promotional programs, all of which may be changed, improved and further developed by Franchisor;

         WHEREAS, Franchisor is the owner of all right, title and interst in and to the tradename, trademarks and service marks and such other trade names, trademarks and service marks as are now designated in this Agreement (and may hereafter be designated by Franchisor in writing) as part of the System (referred to as "Proprietary Marks");

         WHEREAS, Franchisor continues to develop, expand, use, control and add to the Proprietary Marks and the System for the benefit and exclusive use of itself and its franchisees in order to identify for the public the source of the products and services marketed under those Marks and System and to represent the System's high standards of quality and service;

         WHEREAS, Franchisee desires to operate a Franchised Business under the System and the Proprietary Marks and pursuant to Franchisor's confidential sales, marketing and operations manuals (collectively the "Manual") and now wishes to obtain a license from Franchisor for that purpose, as well as to receive the training and other assistance provided by Franchisor in connection therewith;

         WHEREAS, Franchisee understands and acknowledges the importance of Franchisor's uniformly high standards of quality and service and the necessity of operating the Franchised Business granted under this Agreement in strict conformity with Franchisor's quality control standards and specifications.

         NOW, THEREFORE, the parties, in consideration of the promises, undertakings and commitments of each party to the other set forth in this Agreement, mutually agree as follows:

I.       GRANT OF FRANCHISE

         A. Grant. Franchisor grants the right to Franchisee, upon the terms and conditions contained in this Agreement, and Franchisee undertakes the obligation, to establish and operate a Franchised Business and to use the


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Proprietary Marks and System in connection therewith. Franchisee shall operate the Franchised Business only at the approved site described in Attachment A hereto ("Approved Site"). If, at the time of execution of this Agreement, Franchisee has not obtained a location for the Franchised Business approved by Franchisor, Franchisee shall obtain a location within Franchisee's Designated Market not later than thirty (30) days from the date of execution of this Agreement.

         B. Territorial Protection. Except as otherwise provided in this Agreement, during the term of this Agreement, Franchisor will not establish and operate, or license any other party to establish and operate, a cosmetics and beauty care products business from a locatio noperating under the System and the Proprietary Marks within the Designated Market, described in Attachment A hereto without Franchisee's prior, written consent.

         C. Relocation. Franchisee shall not relocate the Franchised Business without the prior written approval of Franchisor. Franchisee is obligated to select a relocation site within its Designated Market. Such relocation site may not adversely impact the Approved Site of any other franchisee-operated or company-owned ALOETTE(R) business.

         D. Restrictions on Certain Activities. Franchisee may conduct training and recruiting meetings and sales promotional or other group meetings at locations other than its office, so long as they are held within Franchisee's Designated Market. Franchisee acknowledges and agrees that Franchisor reserves the right to distribute its proprietary skin care products through other channels of distribution.

         E. Payment of Certain Fees for Sales of Products Outside the Designated Market.

            1. Franchisee may recruit Beauty Consultants and may through its Beauty Consultants conduct home shows at any location.

            2. If Franchisee has had Gross Sales of Ten Thousand Dollars ($10,000) in any calendar month, Franchisee will be entitled to receive a commission from any other Franchisee who realizes Gross Sales in excess of Five Thousand Dollars ($5,000) during that calendar month from home shows conducted in hostesses' homes in the Designated Market of Franchisee, said commission to be ten percent (10%) of said sales in excess of Five Thousand Dollars ($5,000). Franchisee is not entitled to receive the commission in any calendar month in which its Gross Sales are less than Ten Thousand Dollars ($10,000).

            3. In the event that Franchisee realizes Gross Sales in excess of Five Thousand Dollars ($5,000.00) during any calendar month from home shows in hostesses' homes in the designated market of another franchisee, then Franchisee will pay to the franchisee in whose designated market the sales were made the sum of ten (10%) percent of the amount of said sales in excess of Five Thousand ($5,000.00) Dollars if said franchisee had gross sales in that calendar month in excess of Ten Thousand ($10,000.00) Dollars.

            4. Franchisee will maintain full and complete records including location of all show and non show sales and will file office copies of show summaries with the order forms attached and non-show order forms for the purpose of enabling Franchisor to audit Franchisee's books and records. Franchisor may require, in its sole discretion, that all franchisees report to Franchisor on a calendar monthly basis the location of home-show sales during the calendar month and pay to Franchisor any funds due and owing to other franchisees to be forwarded by Franchisor to the franchisees who are entitled to receive said funds.

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            5.  If Franchisee believes that another franchisee of Franchisor has failed to remit to Franchisee funds owing to Franchisee for sales conducted in its Designated Market, Franchisee (hereinafter referred to as the "Reporting Franchisee") may request that Franchisor audit the books and records of the franchisee which has failed to make the required payment (hereinafter referred to as the "Challenged Franchisee"). The results of the audit will be sent to both the Reporting Franchisee and the Challenged Franchisee.

            6. In the event that the Challenged Franchisee is found to have kept inadequate records to determine the amount of sales within the Reporting Franchisee's designated market, or failed to remit to the Reporting Franchisee a sum owing to the Reporting Franchisee in excess of Five Hundred ($500.00) Dollars within thirty (30) days of the end of the calendar month in question, then the Challenged Franchisee will reimburse to Franchisor the costs of the audit and will pay to the Reporting Franchisee the sum due and owing plus interest calculated at prime plus two percent and compounded monthly from date due until date paid. In the event that the Reporting Franchisee is not found to be entitled to a sum in excess of Five Hundred ($500.00) Dollars per month, then the Reporting Franchisee will reimburse to Franchisor the cost of the audit. The Reporting Franchisee will designate the calendar months to be audited and the cost of the audit will be imposed on the Reporting Franchisee or the Challenged Franchisee on a calendar month-by-calendar month basis. Franchisor will require the Reporting Franchisee to advance to Franchisor the prospective costs of the audit.

            7. The report of Franchisor's auditors will be binding and conclusive upon all franchisees. In the event that Franchisor's auditors conclude that the Challenged Franchisee has failed to maintain adequate records in order to determine the amount of sales within the Reporting Franchisee's designated market, then the auditors will base their report on such information as is available to them and will further assume that sales which are not clearly within the designated market of the Challenged Franchisee were realized in the designated market of the Reporting Franchisee.

            8. Franchisee may be a Reporting Franchisee or a Challenged Franchisee and, as such, will be subject to the foregoing provision.

            9. Franchisee may conduct sales in any location which is not within the designated market of another franchisee without the payment of ten (10%) percent of sales.


            10. If Franchisee is found to be liable to make payment to another franchisee on account of payments due to such franchisee under this Section I.E., then if Franchisee fails to make appropriate payment of such amounts within thirty (30) days of Franchisor's demand therefor, Franchisee shall be in material breach of this Agreement and Franchisor shall have the right to terminate this Agreement and the Franchised Business, but without prejudice to any other rights and remedies it may have by reason of such breach.


II.      TERM AND RENEWAL

         A. Initial Term. Except as otherwise provided in this Agreement, the term of this Agreement shall be for five (5) years commencing on the date of execution of this Agreement.

         B. Renewal Term. Franchisor may, at its option, offer to renew the Franchise Agreement for one (1) additional five (5) year term, subject to the following conditions which must be met three (3) months prior to renewal, except to the extent otherwise waived by Franchisor.

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            1. At least six (6) months prior to the expiration of the initial term of this Agreement, Franchisor shall, at its option, inspect the Franchised Business and give notice of all required modifications to the nature and quality of the products and services offered at the Franchised Business;

            2. Franchisee shall give Franchisor written notice of its desire to renew not less than three (3) months nor more than six (6) months prior to the end of the initial term of this Agreement;

            3. Franchisee shall not be in default of the terms or any provision of this Agreement, or any amendment or successor, or the terms of any other agreement between Franchisee and Franchisor, or its subsidiaries, affiliates and suppliers and shall have substantially complied with all the terms and conditions of such agreements;

            4. Franchisee shall have satisfied all monetary obligations owed by Franchisee to Franchisor and its subsidiaries, affiliates and suppliers and shall have timely met those obligations throughout the term of this Agreement;

            5. Franchisee shall execute upon renewal Franchisor's then-current form of Franchise Agreement, which agreement shall supersede in all respects this Agreement, and the terms of which may differ from the terms of this Agreement;

            6. Franchisee, prior to renewal, may be requested to attend a training session at a location designated by Franchisor and, if such training session is not attended, Franchisor shall not be obligated to renew the franchise;

            7. Franchisee, its shareholders, directors and officers shall execute a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and its subsidiaries and affiliates, and their respective officers, directors, agents and employees provided, however, that Franchisee shall not be required to release Franchisor for violations of federal or state franchise registration and disclosure laws; and

            8. Franchisee shall have at all times been in compliance with the minimum performance criteria as set forth in Attachment B attached hereto.


III.     DUTIES OF FRANCHISOR

         The duties of Franchisor are as follows:

         A. Franchisor shall provide an initial training at a location to be reasonably designated by Franchisor. Franchisee or the persons who are or will be actively involved in the business of Franchisee must attend and successfully complete said initial training after the execution of this Agreement. Franchisor shall be responsible for tuition and materials only. Franchisee and its employees shall be responsible for all meal, travel, lodging or other expenses incurred in attending Franchisor's training. Franchisor reserves right to limit the number of attendees at such trainings;

         B. Franchisor shall provide such general advisory assistance deemed by it to be helpful to Franchisee in the ongoing operation of the Franchised Business;

         C. Franchisor shall also provide to Franchisee a single copy of the Manual and all updates, revisions and amendments to the Manual;

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         D. Franchisor shall provide to Franchisee guidelines and specifications for the Franchised Business (which guidelines and specifications must be adopted by Franchisee in th Franchised Business at its location);

         E. Franchisor shall continue its efforts to establish and maintain high standards of quality, cleanliness, safety, customer satisfaction and service, and to that end shall, (i) conduct, as it believes advisable, inspections of the Franchised Business and its operations, evaluations of the methods and the staff employed by Franchisee, and (ii) upon request and subject to the terms of this Agreement, disseminate to Franchisee Franchisor's standards and specifications for items not considered to be trade secrets;

         F. Franchisor shall coordinate and conduct periodic sales and operational training programs for its franchisees as it considers necessary;

         G. Franchisor shall maintain comprehensive products liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) and shall name each of its franchisees as additional insured parties;

         H. Franchisor or its designee shall sell its proprietary lines of cosmetic and skin care products to Franchisee, subject to the ordering and shipping procedures set forth in the Manual, according to Franchisor's then-current product price list and shall use its best efforts to distribute the products within a reasonable time after receipt of order, not to exceed thirty
(30) days; and

         I. Subject to the availability of its personnel, Franchisor may, but is under no obligation to, provide management consulting services for Franchisee, at Franchisee's request, at the rate of Two Hundred Fifty Dollars ($250) per day plus reimbursement of all out-of-pocket travel, meal and lodging expenses. Franchisor reserves the right from time to time to make reasonable adjustments to such daily rate at its discretion.

         All of the obligations of Franchisor in this Agreement are to Franchisee, and no other party is entitled to rely on, enforce or obtain relief for breach of, such obligations either directly or by subrogation.


IV.      FEES

         A. Payments to Franchisor. In consideration of the right and license to operate the Franchised Business granted by this Agreement, Franchisee shall pay to Franchisor the following fees, all in U.S. dollars:


            1. Initial Franchise Fee. Franchisee shall pay an initial franchise
fee to Franchisor of            . The initial franchise fee shall be payable in
full upon execution of this Agreement. The initial franchise fee shall be fully earned by Franchisor upon payment and is nonrefundable.


            2. Royalty Fees. Franchisee shall pay to Franchisor a continuing nonrefundable monthly royalty fee equal to five percent (5%) of its Gross Sales as defined below.

         B. Payment Procedures. All monthly payments required by this Section IV shall be postmarked by the seventh (7th) day of each month for the preceding month and received by Franchisor not later than the tenth (10th) day of each month throughout the term of this Agreement. In the event that any payments are due on a national holiday, payment shall be due on the first business day following such holiday. Any payment not actually received by Franchisor on or before such due date shall be overdue. A late payment fee of Fifty Dollars ($50.00) shall be assessed for each week (or a portion thereof) that said monthly royalty payment is delinquent. If any payment is overdue, Franchisee

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shall pay to Franchisor, in addition to the late payment fee and the overdue amount, interest on such amount from the date it was due until paid at the prime lending rate quoted in the Wall Street Journal on the date payment was due plus 2% or the maximum rate permitted by state law, whichever is less. Such interest, which shall be calculated on a daily basis, shall be in addition to any other remedies Franchisor may have.

         C. Definition of Gross Sales. "Gross Sales", as used in this Agreement, is defined as sales generated by all products and services sold by Franchisee, including but not limited, to revenues received for all products and services sold by a franchisee in conjunction with the Franchised Business, whether for cash or credit (and regardless of whether collected or not) and income of every kind or nature related to the Franchised Business; provided, however, that Gross Sales shall not include any finance charges, handling charges, freight charges; any sales tax or other taxes collected from customers by Franchisee for transmittal to the appropriate taxing authority; or any sales of supplies, hostess benefits, or printed matter to beauty consultants or managers ("Beauty Consultants").

         D. Suggested Pricing Policies. Franchisee shall have complete discretion as to the prices it charges for the products and or any services offered. Franchisee further acknowledges that the Aloette System is designed to promote the sale of products or services at competitive prices and that variations in pricing may affect the competitiveness and/or profitability of Franchisee.

         E. No Right of Set-Off; Allocation of Payments. The payment and performance by Franchisee of the fees and other obligations under this Agreement shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim Franchisee might otherwise have against Franchisor. Any defense or right of set-off, recoupment or counterclaim must be brought by separate action pursuant to the provisions of Section XXVI below.

         Without limiting the previous paragraph, upon receipt of any and all payments by Franchisee, Franchisor reserves the right to allocate such payments at its discretion, even if Franchisee has designated the payment for a particular purpose or account.

         F. Default in Payment. In the event that Franchisee fails to make payment of any amount due under this Franchise Agreement, Franchisor may, without prejudice to any other right or remedy available to it: (i) withhold shipment to Franchisee of Franchisor's products until such time as Franchisee is current in its payments; and/or (ii) refuse permission to Franchisee to participate in Franchisor sponsored functions.


V.       DUTIES OF FRANCHISEE

         A. Compliance with System. Franchisee understands and acknowledges that compliance with the System and consistency with respect to every detail of the operation of the Franchised Business is critical to Franchisor and the System, in order to: (1) develop and maintain high and uniform operating standards; (2) increase the demand for the products and services provided by Franchisor; and
(3) protect the Proprietary Marks, System, trade secrets, reputation and goodwill. Accordingly, Franchisee agrees to: (a) strictly comply with all methods and procedures relating to the sale of Products as set forth in Franchisor's Manuals, (b) strictly comply with all methods and procedures for recruiting and training Beauty Consultants and promoting managers as set forth in the Manuals, and (c) strictly comply and utilize the Beauty Consultant commission structure prescribed by Franchisor which may be altered from time to time at Franchisor's discretion.

         B. Pre-Opening Requirements. Before commencing operation of the Franchised Business, Franchisee, at its expense, shall comply, to Franchisor's satisfaction, with all of the following requirements:

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            1. Franchisee shall have selected a site for the operation of its
Franchised Business not later than thirty (30) days after the execution of this Agreement.

            2. Franchisee shall obtain all federal, state and local business licenses, permits and certifications required for lawful operation of the Franchised Business on an ongoing basis, including, without limitation, zoning, access, variances (if required), sign, health and fire requirements and shall certify in writing to Franchisor that all such licenses, permits and certifications have been obtained.

         C. Initial Training. As outlined under Section III, Franchisee and such employees designated by Franchisor shall attend and successfully complete Franchisor's initial training.

         D. Initial Purchase of Inventory. Prior to opening, Franchisee shall accept Franchisor's prescribed initial inventory to support Franchisee's sales for the first month of franchise operation.

         E. Ongoing Training. Franchisee or other individuals as designated by Franchisor shall attend and successfully complete to Franchisor's reasonable satisfaction, additional training programs as Franchisor may require. Franchisor shall pay for the instruction and training materials . All other costs relative to the training will be borne by Franchisee.

         F. Operation of Franchised Business. Franchisee shall commence operation of the Franchised Business not later than ninety (90) days after the execution of this Agreement. Franchisee shall use the Approved Site solely for the operation of the Franchised Business and for no other business which does not relate directly to the operation of the Franchised Business, shall keep the Franchised Business open and in normal operation for such minimum hours and days as Franchisor may from time to time prescribe in the Manual or otherwise in writing and shall refrain from using or permitting the use of the premises of the Franchised Business for any other purpose or activity at any time without first obtaining the written consent of Franchisor.

         G. Development of Market. Franchisee shall at all times actively and solely promote the cosmetic and beauty care products offered by the Aloette(R) System, and shall devote its best efforts and as much time is necessary to cultivate, develop and expand the market for these products and the management and operation of the Franchised Business.

         H. Compliance with Uniform Standards. Franchisee shall operate the Franchised Business in conformity with such uniform methods, standards and specifications as Franchisor may from time to time prescribe. Franchisee shall conduct its business in a manner which reflects favorably at all times on the System and the Proprietary Marks. Pursuant to this ongoing responsibility, Franchisee agrees:

            1. To use, at all times, only such methods, standards and specifications contained in the Manual, or otherwise provided to Franchisee by Franchisor and to refrain from deviating from it without Franchisor's prior written consent.

            2. to sell or offer for sale only such products and services as meet Franchisor's uniform standards of quality and quantity outlined in the Manual, as have been expressly approved for sale in writing by Franchisor in accordance with Franchisor's methods and techniques; and to discontinue such products or services as Franchisor may, in its discretion, disapprove in writing at any time.

            3. To recruit and maintain a competent, conscientious staff.

            4. To recruit and train Beauty Consultants to sell Franchisor's products and to ensure that all Beauty Consultants execute the Beauty Consultant Agreement in its then current form.

            5. To participate in regional, national, and international incentive, promotional and motivational campaigns, contests, programs, meetings and seminars as may from time to time be organized by Franchisor and shall pay its full share or proportionate part of the cost and expense of such campaigns, contests, incentives, programs and seminars, as determined by Franchisor.

         I. Purchase and Lease of Products, Equipment and Supplies. Franchisee shall purchase all products, equipment, supplies, services, and other copyrighted materials required for the operation of the Franchised Business from Franchisor or a designated approved supplier who shall have proved, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor's reasonable standards and specifications for such products, services and related items. Franchisee shall strictly comply with the procedures set forth in the Manual to obtain the prior approval of Franchisor of a proposed vendor, any Aloette franchisee or supplier that is not an approved supplier.

         J. Inspection of Premises. Franchisee shall permit Franchisor or its agents or representatives to enter upon the premises of the Approved Site at any reasonable time for purposes of conducting inspections. At all times Franchisee shall cooperate fully with Franchisor's agents or representatives in such inspections by rendering such assistance and/or making necessary changes as they may reasonably request.

         K. Proprietary Methods. Franchisee acknowledges and agrees that Franchisor has developed and shall continue to develop new and improve existing methods, services, programs, operational systems, management techniques and products and may continue to develop additional products, services, programs and proprietary methods and techniques for use in the operation of the Franchised Business which are all highly confidential and which are trade secrets of Franchisor. Because of the importance of quality control and uniformity of products and services and the significance of such proprietary methods in the System, it is to the mutual benefit of the parties that Franchisor closely control the dissemination of this proprietary information. Accordingly, Franchisee agrees that, in the event such information and techniques become a part of the System, Franchisee shall comply and strictly follow these techniques in the operation of its business and shall purchase from Franchisor or from an approved source designated by Franchisor any products, supplies, services or materials necessary to protect and implement such techniques.

         L. Nondisclosure of Names. Franchisee shall not disclose the names of other franchisees to any other person(s) or directly or indirectly solicit any other franchisee for any business or investment activity of any type or description or for any other purpose. Franchisee will not employ or seek to employ any person who is at that time affiliated with, or working with or for, Franchisor or any other Franchisee or otherwise directly or indirectly induce such person to leave such affiliation or employment.

         M. Performance Criteria. Franchisee shall at all times during the term of this Agreement be in compliance with the minimum performance criteria set forth in Attachment B hereto; provided however, if Franchisee fails to meet the minimum performance criteria set forth in Attachment B of this Agreement, Franchisee shall automatically lose such territorial protection or shall be subject to termination as outlined under Section XIII.B.7 of this Agreement.

         N. Compliance With Beauty Consultant Policies. Franchisee agrees that, should any Beauty Consultant, Manager or other independent contractor or employee of another franchisee transfer its customers and sales to Franchisee, Franchisee shall comply with the Beauty Consultant Transfer Policies as set forth in the Manual.

         O. Minimum Inventory Levels and Initial Inventory. Franchisee shall maintain the reasonable and ordinary minimum inventory as set forth in the Manual. Franchisor shall have the right to ship to Franchisee without Franchisee ordering same, new items in the product line, incentive items for use in connection with promotional programs and/or supplies and other printed matter, in reasonable initial quantities, related to Franchisee's sales history, upon the introduction of same. No such shipment shall exceed Five Hundred ($500.00) Dollars and Franchisee may decline in writing to receive such shipment.


VI.      PROPRIETARY MARKS

         A. Grant of License. Franchisee expressly understands and acknowledges that Franchisor is the owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them. Franchisor grants Franchisee the right and license to use the ALOETTE(R) trademark and logo in connection with the operation of its Franchised Business and the provision of services and products to its customers.

         B. Conditions for Use. With respect to Franchisee's use of the Proprietary Marks pursuant to the license granted under this Agreement, Franchisee agrees that:

            1. Franchisee shall use only the Proprietary Marks designated by Franchisor and shall use them only in the manner required or authorized and permitted by Franchisor in connection with the Franchise Business.

            2. During the term of this Agreement and any renewal hereof, Franchisee shall identify itself as a licensee and not the owner of the Proprietary Marks and shall make any necessary filings under state or federal law to reflect such status.

            3. Franchisee shall use the Proprietary Marks to such uses as are authorized by this Agreement or otherwise in writing by Franchisor, and shall not use the Proprietary Marks to incur or secure any obligation or indebtedness. Prior to using any of the Proprietary Marks, Franchisee will submit to Franchisor, for approval, all stationery, brochures, advertising literature, displays, labels or other materials on which Franchisee intends to use the Proprietary Marks.

            4. Subject to first obtaining the prior written consent of Franchisor, which consent will not be unreasonably withheld, Franchisee shall incorporate the word "Aloette" and an appropriate geographical designation in its company or trade name. No part of the Proprietary Marks nor any similar words shall be included in any corporate or trade name utilized by Franchisee, without the prior written consent of Franchisor, which consent will not be unreasonably withheld.

            5. Franchisee shall comply with Franchisor's instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

            6. Franchisee shall promptly notify Franchisor of any suspected unauthorized use of the Proprietary Marks, any challenge to the validity of the Proprietary Marks or any challenge to Franchisor's ownership of, Franchisor's right to use and to license others to use, or Franchisee's right to use, the Proprietary Marks. Franchisee acknowledges that Franchisor has the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Marks, including any settlement thereof. If Franchisor, in its sole discretion, determines that Franchisee has not used the Proprietary Marks in accordance with this Agreement, the cost of such defense including the cost of any judgment or settlement, shall be borne by Franchisee.

            7. Franchisee shall not directly or indirectly contest the validity or the ownership of the Proprietary Marks.

            8. Any and all goodwill arising from Franchisee's use of the Proprietary Marks at the Franchised Business in accordance with the System shall be solely and exclusively to Franchisor's benefit, and upon expiration or termination of this Agreement no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee's use of the System or the Proprietary Marks.

            9. The license and rights to use the Proprietary Marks granted by this Agreement to Franchisee are nonexclusive, and Franchisor thus may: (a) itself use, and grant franchises and licenses to others to use, the Proprietary Marks and the System; (b) establish, develop and franchise other systems,different from the System licensed to Franchisee herein, without offering or providing Franchisee any rights in, to or under such other systems; and (c) modify or change, in whole or in part, any aspect of the Proprietary Marks or the System.

            10. Franchisor reserves the right to substitute different names and Proprietary Marks for use in identifying the System, the Franchised Business and other Franchised Businesses operating under the Franchise Agreement. Franchisee acknowledges and agrees that Franchisor reserves the right to modify and update the Proprietary Marks, including, without limitation, the color, typeface, and other appearance of the Proprietary Marks, and all products, labels, materials, and signage bearing the Proprietary Marks, from time to time. Franchisee shall make all substitutions of the Proprietary Marks and all modifications to all products, labels, materials, and signage in accordance therewith at Franchisee's sole cost and expense.

            11. Franchisor shall have no liability to Franchisee for any senior users which may claim rights to the Proprietary Marks.

            12. Franchisee shall not register or attempt to register the Proprietary Marks in Franchisee's name or that of any other person, firm, entity or corporation.


VII.     CONFIDENTIAL MANUALS

         Franchisor has prepared and will amend from time to time Franchisees's Manual, which will be forwarded to Franchisee. Franchisee agrees to conduct its business in strict compliance with the Manual and all additions, amendments and revisions. One registered copy of the Manual shall be provided to Franchisee on loan from Franchisor during the training program and Franchisee shall sign a corresponding receipt for the term of this Agreement.

         A. Use. Franchisee agrees to immediately adopt and use the programs, services, methods, standards, materials, policies, and procedures set forth in the Manual, as they may be modified by Franchisor from time to time. Upon expiration or termination of this Agreement Franchisee shall return the Manual to Franchisor.

         B. Proprietary Rights. Franchisee acknowledges, knows and agrees that designated portions of the Manual are "trade secrets" owned and treated as such by Franchisor. Franchisee acknowledges that Franchisor is the owner of all proprietary rights in and to the System and the Manual and any changes or supplements thereto. Franchisee shall not make any modifications, changes or revisions to the Manual without the prior written consent of Franchisor. Franchisee shall strictly limit access to the Manual and shall not copy or reproduce in any manner any part of the Manual.

         C. Confidentiality. Franchisee shall at all times treat the Manual and the information contained in it and any other manuals/information created for or approved for use in the operation of the Franchised Business as proprietary and confidential, and shall use all reasonable efforts to maintain such information as confidential.


VIII.    CONFIDENTIAL INFORMATION

         A. Confidential Relationship. In order to protect the value of the confidential information supplied to Franchisee by Franchisor, the use of which is licensed, Franchisee shall not disclose any information or knowledge concerning the System and the products of Franchisor to any person other than Franchisee's employees and sales personnel, and then only on a "need-to-know" basis and in circumstances of confidence. All information remains confidential after the term of this Agreement and such information shall only be used for the operation of the Franchised Business. Franchisee shall take all steps necessary at its own expense, to protect such information. Any and all information, knowledge, know-how, systems, programs, and other methods and techniques which Franchisor designates as confidential shall be deemed confidential information for the purposes of this Agreement.

         B. Obligations of Franchisee. Franchisee shall not copy or disclose to any person Franchisee's Manuals, any confidential manuals, bulletins, or the contents of any other confidential information communicated to it by Franchisor except to the extent necessary in the operation of the Franchised Business.

            1. Franchisee shall advise its employees, agents or independent contractors of the confidential nature of such information and the requirements of nondisclosure.

            2. It is agreed that improvements to the System or techniques prepared, compiled or developed by Franchisor whether separately or in conjunction with Franchisee, shall be considered as part of Franchisor's confidential information and Franchisee grants to Franchisor an irrevocable, worldwide, exclusive, royalty-free license with the right to sub-license such information, improvement or technique.

         C. Protection of Information. Franchisee's copy of the Manual and all other confidential manuals, training manuals, and other sales information supplied by Franchisor shall at all times remain the sole property of Franchisor and shall promptly be returned to it upon the termination of this Agreement.

         D. Remedies. Franchisee acknowledges that, in addition to any remedies available to Franchisor under Section XIII hereunder, Franchisee agrees to pay all court costs and reasonable attorneys' fees incurred by Franchisor in obtaining specific performance of, a temporary restraining order and/or an injunction against, violation of the requirements of this Section VIII.


IX.      ACCOUNTING, INSPECTIONS AND RECORDS

         It is desirable and in the best interest of Franchisees and Franchisor that Franchisee use a uniform accounting system and prepare reports in order that Franchisor may be able to evaluate the relative operating performance of each Franchisee, and to develop criteria that will enable Franchisor to formulate plans and policies in the interests of Franchisee and Franchisor that will aid Franchisee in achieving financial success. Therefore, if Franchisor so requires, Franchisee shall use an accounting system in a form specified by Franchisor.

         A. Maintenance of Books and Records. Franchisee shall maintain during the term of this Agreement, and shall preserve for not less than five (5) years from the date of preparation, full, complete and accurate books, records and accounts in accordance with the System and in the form and manner prescribed by Franchisor from time to time in the Manual or otherwise in writing.

         B. Monthly Reports. Within ten (10) days of the close of each calendar month, Franchisee shall send to Franchisor a complete and accurate statement of the gross sales and any other information or data required of Franchisee for the preceding month on Franchisor's Monthly Operational Summary form. Gross Sales totals shall be forwarded by fax or telephone within two (2) business days from the end of each month.

         C. Financial and Related Reporting. Franchisee shall at Franchisee's expense submit to Franchisor a monthly income statement which may be unaudited, for the Franchised Business. Franchisee shall submit at the end of each calendar quarter, a physical count of all inventories. Franchisee shall also submit, at Franchisee's expense, an annual set of financial statements, which shall include an income statement, balance sheet and statement of changes in cash flow, which must be prepared in accordance with generally accepted accounting principles and copies of federal and state tax returns for the Franchised Business within ninety (90) days of the completion of the fiscal year of Franchisee. Franchisor also reserves the right to require Franchisee to submit to Franchisor audited financial statements for any period or periods of any fiscal year.

         D. Other Submissions. Franchisee shall also submit to Franchisor, for review and auditing, all other information and data as Franchisor may reasonably designate. Franchisee shall also submit to Franchisor, on an annual basis, a compliance certificate signed by the President which certifies that Franchisee is in compliance.

         E. Inspection. Franchisor or its designated agents shall have the right at all reasonable times and without the prior notice to Franchisee to inspect and audit or cause to be inspected and audited, the business records, shipping records, courier records, bookkeeping and accounting records, cash register tapes, show summaries, order forms, invoices, purchase orders, payroll records, check stubs and bank deposit receipts of the Franchised Business, the periodic reports, financial statements, tax returns or schedules, and other forms, information and supporting records which Franchisee is required from time to time to submit to Franchisor and the books and records of any corporation or partnership which owns or operates the Franchised Business. Franchisee shall fully co-operate with representatives of Franchisor and independent accountants hired by Franchisor to conduct any such inspection or audit. If any such inspection or audit shall disclose an understatement of Gross Sales for any period or periods, then Franchisee shall pay to Franchisor within fifteen (15) days after receipt of the inspection or audit report, the royalty and other sums due on account of such understatement together with interest as for all overdue accounts to Franchisor. Further, and in addition to Franchisor's right of termination if such inspection or audit is made necessary by the failure of Franchisee to furnish reports, financial statements, tax returns or schedules or any other documentation required, or if an understatement of Gross Sales for any period is determined by any such inspection or audit to be greater than two (2) percent, Franchisee shall reimburse Franchisor for any and all costs and expenses connected with the inspection (including without limitation, reasonable accounting and attorneys' fees). These remedies shall be in addition to any other remedies available to Franchisor.


X.       ADVERTISING

         Submission and Approval. All advertising and promotions conducted by Franchisee in any medium shall be conducted in a dignified manner and shall conform to such standards and requirements as Franchisor may specify from time to time in the Manual or otherwise. Franchisee shall submit to Franchisor for its prior approval, samples of all advertising and promotional plans, items and materials in whatever form that Franchisee desires to use and that have not been previously approved within the last six (6) months by Franchisor. Franchisor shall notify Franchisee of Franchisor's approval or disapproval within thirty
(30) days from the date of receipt by Franchisor of such materials. Franchisee shall comply with all revisions to said advertising, plans or materials which Franchisor may require prior to approval. Franchisee shall not use any advertising or promotional plans or materials which have not been approved by Franchisor, and shall cease to use any plans or materials or other items promptly upon notice by Franchisor. Failure by Franchisee to obtain the prior approval of Franchisor for all proposed advertising or suppliers shall be a default of this Agreement in accordance with Section XIII. of this Agreement.


XI.      INSURANCE

         A. Procurement. Franchisee shall procure and maintain in full force and effect during the term hereof, at its sole cost and expense, an insurance policy or policies protecting Franchisee against any loss, liability or expense arising out of or in connection with the operation of the Franchise Business for the type of insurance and limits outlined below. Franchisor and its Officers and Directors shall be named as an additional insured of any and all such policies. Such policy or policies shall be underwritten by a responsible insurance company or companies and shall include the following:

       KIND OF INSURANCE                 MINIMUM LIMITS OF LIABILITY
       -----------------                 ---------------------------
       Workmen's Compensation            Statutory
       Comprehensive General Liability      $250,000 per occurrence/
       and Property Insurance            $500,000 aggregate
       Inventory                         equal to thirty (30) days average sales

         Franchisor reserves the right to require additional forms of insurance, additional coverage, and higher policy limits from time to time as prescribed in the Manual.

         B. Certificates. At least seven (7) days prior to the opening of the Franchised Business, Franchisee shall furnish Franchisor certificates of insurance, along with evidence that the premiums have been paid, and that such insurance will not be cancelled or coverage reduced without thirty (30) days prior notice to Franchisor.

         C. No Relief of Liability to Franchisee. Franchisee's obligation to obtain and maintain the insurance policy or polices in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Franchisee's performance of that obligation relieve it of liability under the indemnity provision set forth in this Agreement.

         D. Failure to Procure. Should Franchisee for any reason fail to procure or maintain the insurance required by this Agreement, as revised from time to time for all franchisees by the Manual or otherwise in writing, Franchisor shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance and to charge the same to Franchisee, which charges, together with a reasonable fee for Franchisor's expenses in so acting, including but not limited to attorneys' fees, shall be payable by Franchisee immediately upon notice.

XII.     TRANSFER OF INTEREST; OPERATION BY FRANCHISOR

         A. Transfer by Franchisor. Franchisor shall have the right to assign this Agreement, and all of its rights and privileges, to any person, firm, corporation or other entity provided that, with respect to any assignment resulting in the subsequent performance by the assignee of the functions of Franchisor, the assignee shall expressly assume and agree to perform such obligation.

         B. Transfer by Franchisee.

            1. Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee, and that Franchisor has entered into this Agreement and granted the license hereunder in reliance on Franchisee's business skill and financial capacity. Accordingly, neither Franchisee, any individual, partnership, corporation or other legal entity which directly or indirectly controls Franchisee, if Franchisee is a corporation or other legal entity which directly or indirectly controls Franchisee, if Franchisee is a corporation, nor any general partner or any limited partner (including any partnership, shall sell assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any direct or indirect interest in Franchisee or in the Franchised Business without the prior written consent of Franchisor; provided, however, that Franchisor's prior written consent shall not be required for a transfer of less than a five percent (5%) interest in a publicly-held corporation. For such purposes, and under this Agreement in general, a publicly held corporation is a "Reporting Company" as that term is defined by the Securities Exchange Act of 1934. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section XIII of this Agreement.

            2. Franchisor shall not unreasonably withhold its consent to a transfer of any interest in Franchisee or in this Agreement; provided, however, that if a transfer, alone or together with other previous, simultaneous or proposed transfers, would have the effect of transferring a controlling interest in the Franchised Business, Franchisor may, in its sole discretion, require any or all of the following as conditions of its approval:

               a. All of Franchisee's accrued monetary obligations and all other outstanding obligations to Franchisor, its subsidiaries, affiliates and suppliers shall be up to date, fully paid and satisfied;

               b. Franchisee shall not be in default of any provision of this Agreement, any amendment or successor, any other franchise agreement or other agreement between Franchisee and Franchisor, or its subsidiaries, affiliates or suppliers;

               c. Franchisee and each of its shareholders, officer and directors shall have executed a general release under seal, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its officers, directors, shareholders and employees in their corporate and individual capacities, however, that Franchisee shall not be required to release Franchisor for violations of federal and state franchise registration and disclosure laws;

               d. The transferee shall enter into a written assignment, under seal and in a form satisfactory to Franchisor, assuming and agreeing to discharge all of Franchisee's obligations under this Agreement; and, if the obligations of Franchisee were guaranteed by the transferor, the transferee shall guarantee the performance of all such obligations in writing in a form satisfactory to Franchisor;

               e. The transferee shall demonstrate to Franchisor's satisfaction that the transferee meets Franchisor's educational, managerial and business standards; possesses a good moral character, business reputation and credit rating; has the aptitude and ability to operate the Franchised Business; has at least the same managerial and financial criteria required of new franchisees and shall have sufficient equity capital to operate the Franchised Business;

               f. At Franchisor's option, the transferee shall execute (and/or, upon Franchisor's request, shall cause all interested parties to execute) for a term ending on the expiration date of this Agreement and with such renewal term as may be provided by this Agreement, the standard form of Franchise Agreement then being offered to new franchisees, the terms of which may differ from the terms of this Agreement and such other ancillary agreements as Franchisor may require for the Franchised Business, which agreements shall supersede this Agreement in all respects;

               g. Franchisee shall remain liable for all direct and indirect obligations to Franchisor in connection with the Franchised Business prior to the effective date of the transfer and shall continue to remain responsible for its obligations of nondisclosure, noncompetition and indemnification as provided elsewhere in this Agreement and shall execute any and all instruments reasonably requested by Franchisor to further evidence such liability;

               h. Transferor shall pay to Franchisor a Transfer Fee equal to ten percent (10%) of the total consideration received by Franchisee upon the sale or transfer of its business, regardless of payment terms, but in no event less than Six Thousand Five Hundred Dollars ($6,500) or more than Twenty Five Thousand Dollars ($25,000).

            3. Franchisee shall grant no security interest in the Franchised Business or in any of its assets unless the secured party agrees that in the event of any default by Franchisee under any documents related to the security interest, Franchisor shall have the right and option to be substituted as obligor to the secured party and to cure any default of Franchisee. In addition, Franchisor shall not be construed as a guarantor or surety for Franchisee.

         C. Additional Requirements - Corporate Franchisees. The following requirements shall apply to Franchisee if Franchisee is a corporation in addition to those set forth elsewhere in this Agreement, the Manual or otherwise:

            1. Franchisee agrees to confine its activities to operating the Franchised Business defined in this Agreement.

            2. Copies of Franchisee's Articles of Incorporation, Bylaws and other governing documents, and any amendments of the documents, including the resolutions of the Board of Directors authorizing entry into this Agreement, shall be promptly furnished to Franchisor.

            3. Each stock certificate of the corporation issued to shareholders in the Franchised Business shall have conspicuously endorsed upon its face a statement in a form satisfactory to Franchisor, such as:

                "THE TRANSFER, PLEDGE OR ALIENATION OF THIS STOCK
            IS SUBJECT TO THE TERMS AND RESTRICTIONS CONTAINED
            WITHIN THE FRANCHISE AGREEMENT BETWEEN ALOETTE(R)
            COSMETICS, INC. AND (name of Franchisee)."

            4. Franchisee shall maintain a current list of all owners of record and all beneficial owners of any class of voting stock of Franchisee and shall furnish the list to Franchisor upon request.

            5. All shareholders of Franchisee shall jointly and severally guarantee Franchisee's performance of the Franchise Agreement and shall bind themselves to the terms of this Agreement; provided, however, that the requirements of this Section XII.C.5. shall not apply to a publicly-held corporation.

         D. Franchisor's Right of First Refusal.

            1. Any party who holds an interest (as reasonably determined by Franchisor) in Franchisee or in the Franchised Business and who desires to accept any bona fide offer from a third party to purchase his or its interest shall notify Franchisor in writing of each such offer and, except as otherwise provided herein, Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions offered by the third party. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same right of first refusal by Franchisor as in the case of an initial offer. In the event that Franchisor elects to purchase the seller's interest, closing on such purchase must occur within sixty (60) days from the date of notice to the seller of the election to purchase by Franchisor. Failure of Franchisor to exercise the option afforded by this Section XII.E. shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section XII, with respect to a proposed transfer.

            2. In the event the consideration, terms and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same consideration, terms and/or conditions, then Franchisor may purchase the Franchised Business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree, within a reasonable time, on the reasonable equivalent in cash of the consideration, terms and/or conditions offered by a third party, an independent appraiser shall be designated by Franchisor acting reasonably and in good faith, and his determination shall be binding.

         E. Transfer Upon Death, Mental Incapacity, Disability, Dissolution or Divorce. Within six (6) months of the death, mental incapacity or disability of Franchisee, or a partner, or a shareholder of Franchisee, Franchisor shall consent to the transfer of said interest in Franchisee, the Franchised Business and this Agreement to the spouse, heirs or relative by blood or by marriage, or said Franchisee or shareholder whether such transfer is made by will or by operation of law, if, in Franchisor's sole discretion and judgment, such person or persons meet Franchisor's educational, managerial and business standards; possess a good moral character, business reputation and credit rating; have the aptitude and ability to conduct the Franchised Business; have at least the same managerial and financial criteria required of new franchisees and shall have sufficient equity capital to operate the Franchised Business. If said transfer is not approved by Franchisor, the executor, administrator or personal representative of such person shall transfer his interest to a third party approved by Franchisor within six (6) months after such death, mental incapacity or disability. Such transfer shall be subject to the right of first refusal and to the same conditions as any inter vivos transfer.

         Each shareholder of a corporate Franchisee, each partner of a Partnership Franchisee, and each co-owner of Franchisee owned by individuals, shall be parties to an agreement, among themselves, requiring that, upon any dissolution of the entity owning the Franchised Business, or upon any divorce decree among the parties who own all or a part of the Franchised Business, ownership of the interest in the Franchised Business shall be transferred, for an agreed upon consideration, to the shareholder, partner, or individual, as the case may be, who has primary responsibility for sales and marketing activities. The form and content of the agreement among the parties owning the Franchised Business must be approved by Franchisor prior to execution.

         F. Non-Waiver of Claims. Franchisor's consent to a transfer of any interest in the Franchised Business shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement by the transferee.


XIII.    DEFAULT AND TERMINATION

         A. Default With No Opportunity To Cure. Franchisee shall be in default and Franchisor may, at its option, terminate this Agreement and all rights granted by this Agreement, without affording Franchisee any opportunity to cure the default, effective immediately upon receipt of notice by Franchisee, upon the occurrence of any of the following events:

            1. If a petition in bankruptcy is filed against Franchisee and not bona fide contested within three (3) days or if the Franchise or any shareholder shall be adjudicated a bankrupt, becomes insolvent, makes a composition with creditors or otherwise takes advantage of any federal or state legislation for the relief of debtors or if a receiver (permanent or temporary) or its property or any part or any shares of the corporate Franchisee is appointed by private instrument or court order; if it or he makes a general assignment for the benefit of creditors, or if a final judgment remains unsatisfied of record for thirty (30) days or longer or if execution is levied against the franchised Business or property or any shares of the corporate Franchisee, or suit to foreclose any lien or mortgage against the premises upon which Franchisee conducts its business is levied or is distress or other analogous process is levied against the Franchised Business or the assets used in connection with the Franchised Business;

            2. If Franchisee ceases active participation in the Franchised Business for five (5) business days without Franchisor's written approval, or if Franchise is a corporation or partnership, the shareholders of Franchisee cease active participation in the Franchised Business;

            3. If a threat or danger to public health or safety results from the construction, maintenance or operation of the Franchised Business;

            4. If Franchisee or any of its principals is convicted of a felony or misdemeanor or is convicted of any other crime or offense that Franchisor reasonably believes is likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated with the Franchise or Franchisor's interest;

            5. If a judgment or a consent decree against Franchisee, any officer, director or shareholder is entered in any case or proceeding involving allegations of fraud, racketeering, unfair or improper trade practices or similar claim which is likely to have an adverse effect on the System or the Proprietary Marks, the goodwill or interest of Franchisor;

            6. If Franchisee fails to obtain the prior approval of Franchisor of any and all advertising or promotional plans and materials in whatever form used by Franchisee in connection with its promotion of the Franchised Business or otherwise fails to comply with Franchisor's policies and procedures with respect to advertising;

            7. If Franchisee transfers any rights or obligations under this Agreement to any third party without Franchisor's prior written consent, contrary to the terms of Section XII of this Agreement;

            8. If Franchisee fails to comply with any of the covenants contained in Section XV hereof;

            9. If, contrary to Sections VII and VIII hereof, Franchisee discloses or divulges the contents of the Manual or any other trade secrets or Confidential Information provided to Franchisee by Franchisor;

            10. If the provisions for transfer by Franchisee upon death, mental incapacity or disability, described in Section XII.E. of this Agreement, are not strictly followed;

            11. If Franchisee knowingly maintains false books or records or submits any false statements, applications or reports to Franchisor or any assignee of Franchisor;

            12. If Franchisee fails to find a site within thirty (30) days, or fails to commence business within ninety (90) days, of the execution of this Agreement;

            13. If Franchisee understates by two percent (2%) or more its Gross Sales in connection with any report required to be submitted to Franchisor;

            14. If Franchisee willfully and repeatedly engages in a course of conduct which constitutes a misrepresentation or a deceptive or unlawful act or practice in connection with its sale of the services and products offered at the Franchised Business;

            15. If Franchisee fails to strictly comply with the product and quality control standards and specifications or otherwise fails to strictly meet the requirements of the vendor certification program;

            16. If Franchisee fails to strictly comply with all methods and procedures for recruiting and training Beauty Consultants and promoting such Beauty Consultants as set forth in the Manual;

            17. If Franchisee fails to attend and successfully complete any mandatory training program unless attendance is excused or waived, in writing, by Franchisor;

            18. If any agreement issued to Franchisee, whether or not issued pursuant to this Agreement, is in default for any reason;

            19. If Franchisee willfully engages in any illegal, immoral or unethical acts or any act in violation of the mission and values of Franchisor; or

            20. If Franchisee engages in any business or markets any service or product under a name or mark which, in Franchisor's opinion, is confusingly similar to the Proprietary Marks.

         B. Default With Thirty (30) Day Opportunity To Cure. Except as provided in Section XIII.A. of this Agreement, Franchisee shall have thirty (30) days after its receipt from Franchisor of a written Notice of Termination within which to remedy any default described in this Section XIII.B. and provide evidence to Franchisor of the remedy. If any such default is not cured within that time, or such longer period as applicable law may require, this Agreement, at Franchisor's option, shall terminate without further notice to Franchisee effective immediately upon the expiration of the thirty (30) day period or such longer period as applicable law may require. Franchisee shall be in default of this Agreement for any failure to comply substantially with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by updates to the Manual, or for any failure to carry out the terms of this Agreement in good faith. Such defaults shall include, without limitation, the occurrence of any of the following events:

            1. If Franchisee fails, refuses or neglects to pay promptly any monies owing to Franchisor or its subsidiaries or affiliates or suppliers when due, or to timely submit the financial information or other reports required by Franchisor under this Agreement;

            2. If Franchisee fails to maintain any of the standards or procedures prescribed by Franchisor in this Agreement, the Manual, any other franchise agreement between Franchisor and Franchisee or any other agreements between the parties, or otherwise in writing;

            3. If Franchisee, by act or omission, permits a continued violation in connection with the operation of the Franchised Business of any law, ordinance, rule or regulation of a governmental agency, in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for relief;

            4. If Franchisee misuses or makes any unauthorized use of the Proprietary Marks or otherwise materially impairs the goodwill associated with the Marks or Franchisor's rights in them;

            5. If Franchisee fails to comply with its duties set forth in
Section V hereof, or fails to perform any obligation owing to Franchisor or to observe any covenant or agreement made by Franchisee, whether such obligation, covenant or agreement is set forth in this Agreement or in any other agreement with Franchisor or any of its affiliates including, but not limited to, any other franchise agreement by and between Franchisor or any of its affiliates and Franchisee;

            6. If Franchisee fails to maintain and submit to Franchisor all reports required pursuant to Section IX hereof, including but not limited to, financial statements, weekly, monthly and other reports of Gross Sales and copies of tax returns;

            7. If Franchisee fails to meet and maintain, or within six (6) months cure any written notice of default, relating to the minimum performance criteria set forth in Attachment B hereto.

         C. Injunctive Relief. Franchisee acknowledges that Franchisee is one of the many franchisees using the Proprietary Marks and the System and that the failure on the part of Franchisee to comply with any of the terms of this Franchise Agreement could cause irreparable damage to some or all of the other franchisees and to Franchisor.

         Franchisee agrees that, upon the happening of a material and substantial breach of this Franchise Agreement, which, in the opinion of Franchisor, is detrimental or harmful to the good name, goodwill, or reputation of Franchisor, Franchisor's products, or other franchisees, or is detrimental or harmful to the interests of Franchisor, other franchisees, or the public, Franchisor shall have the immediate right to secure an order preventing any such default or threatened breach of this Franchise Agreement, and, if this Franchise Agreement has been terminated, Franchisee may be prevented from any continued operation of the franchise, the Franchised Business, or any other operation in violation of this Franchise Agreement.

         This covenant shall be independent and severable and shall be enforceable without being prevented by any other rights or remedies that Franchisor or Franchisee may have.

         D. Default and Termination. The events of default and grounds for termination described in this Section XIII shall be in addition to any other grounds for termination contained elsewhere in this Agreement or otherwise.

         E. No Right or Remedy. No right or remedy in this Agreement conferred upon or reserved to Franchisor is exclusive of any other right or remedy provided or permitted by law or equity.


XIV.     OBLIGATIONS UPON TERMINATION

         Upon termination or expiration, this Agreement and all rights granted by this Agreement to Franchisee shall terminate, and Franchisee shall observe and perform the following provisions:

         A. Cessation of Operation. Franchisee shall immediately cease to operate the Franchised Business and shall not after the expiration or termination, directly or indirectly, represent to the public or hold itself out as a franchisee of Franchisor.

         B. Cessation of Use of Proprietary Marks. Franchisee shall immediately and permanently cease to use, in any manner whatsoever, any equipment, format, confidential methods, customer data base, programs, literature, procedures and techniques associated with the System, the name ALOETTE(R) and any Proprietary Marks and distinctive trade dress, forms, slogans, signs, symbols or devices associated with the System. In particular, Franchisee shall cease to use, without limitation, all signs, fixtures, furniture, equipment, advertising materials or promotional displays, uniforms, stationery, program material, forms and any other articles which display the Proprietary Marks associated with the System.

         C. Cancellation of Name. Franchisee shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the Proprietary Marks or any other trademark, trade name or service mark licensed by this Agreement and Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

         D. Non-Usage of Marks. Franchisee agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy or colorable imitation of the Proprietary Marks, either in connection with such other business or the promotion of any business, which is likely to cause confusion, mistake or deception, or which is likely to dilute Franchisor's rights in and to the Proprietary Marks, and agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Franchisor or the System so as to constitute unfair competition.

         E. Prompt Payment Upon Default. Franchisee shall promptly pay all sums owing to Franchisor and its subsidiaries, affiliates and suppliers. In the event of termination for any default of Franchisee, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, fixtures, equipment and inventory owned by Franchisee and on the premises of the Franchised Business at the time of default.

         F. Payment of Costs. Franchisee shall pay to Franchisor all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Section XIV or any other obligation under the terms of this Agreement.

         G. Return of Materials. Franchisee shall immediately turn over to Franchisor all copies of all materials in Franchisee's possession including the Manual, all records, files, customer lists, beauty consultant lists, instructions, correspondence, brochures, agreements, disclosure statements and any and all other materials relating to the operation of the Franchised Business in Franchisee's possession, and all copies (all of which are acknowledged to be Franchisor's property), and shall retain no copy or record of any of the foregoing, excepting only Franchisee's copy of this Agreement and of any correspondence between the parties and any other documents which Franchisee reasonably needs for compliance with any provision of law.

         H. Assignment of Telephone Listings. Franchisee shall promptly notify the appropriate telephone company and all telephone directory listing agencies of the termination or expiration of its right to use any telephone number and any regular, classified or other telephone directory listings associated with any Proprietary Marks or the System and authorize transfer of same to or at the direction of Franchisor.

         I. Option to Purchase. Franchisor shall have the right (but not the duty) to be exercised by notice of intent to do so within thirty (30) days after termination or expiration, to purchase any or all of the signs, advertising materials, promotional displays, supplies, forms, inventory or other items bearing the Proprietary Marks, at Franchisee's cost or fair market value whichever is less. If Franchisor elects to exercise any option to purchase provided in this Agreement it shall have the right to set off all amounts due from Franchisee under this Agreement.

         J. Covenant of Further Assurances. Franchisee shall comply with all applicable covenants contained in Section XV of this Agreement.


XV.      RESTRICTIVE COVENANTS

         A. Term of Covenant. Franchisee covenants that, except as otherwise approved in writing by Franchisor, Franchisee shall not during the term of this Agreement and for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, own, maintain, engage in, be employed by, advise, assist, invest in, franchise, make loans to, or have any interest in any business which is the same as or substantially similar to the Franchised Business within:

            1) Franchisee's Designated Market;

            2) Any County Bordering on Franchisee's Designated Market;

            3) Any Designated Market Bordering on Franchisee's Designated
Market;

            4) Within the Designated Market of another Franchisee within the System.

         B. Inapplicability of Restrictions. This restrictive covenant shall not apply to ownership by Franchisee of less than a five percent (5%) beneficial interest in the outstanding equity securities of any publicly-held corporation.

         C. Independence of Covenants. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If any or all portions of the covenants in this
Section XV is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Franchisee expressly agrees to be bound by any lesser covenant included within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section XV.

         D. Modification of Covenants. Franchisee understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Section XV or any portion, without Franchisee's consent, effective immediately upon receipt by Franchisee of written notice, and Franchisee agrees that it shall immediately comply with any covenant as so modified, which shall be fully enforceable without prejudice to the provisions of Section XXIII hereof.

         E. Enforcement of Covenants. Franchisee acknowledges that violation of the covenants not to compete contained in this Agreement would result in immediate and irreparable injury to Franchisor for which no adequate remedy at law will be available. Accordingly, Franchisee consents to the entry of an injunction prohibiting any conduct by Franchisee in violation of the terms of those covenants and expressly agrees that any violation of the terms of said covenants not to compete was accomplished by and through Franchisee's unlawful utilization of Franchisor's confidential information, know-how, methods and procedures. Further, Franchisee expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants not to compete set forth in this Agreement. Franchisee further agrees to pay all costs and expenses (including reasonable attorneys' and experts' fees) incurred by Franchisor in connection with the enforcement of those covenants set forth in this Agreement.

         F. Written Agreements. At Franchisor's request, Franchisee shall require and obtain execution of covenants in favor of Franchisor similar to those set forth in this Section XV (including covenants applicable upon the termination of a person's relationship with Franchisee) from any or all of the following persons: (1) all directors and managers and beauty consultants affiliated with the Franchised Business and any other personnel employed by Franchisee who have received training from Franchisor; (2) all officers, directors and holders of a beneficial interest of five percent (5%) or more of the securities of Franchisee and of any corporation directly or indirectly controlling Franchisee if Franchisee is a corporation; and (3) the general partners and any limited partners (including any corporation, and the officers, directors and holders of a beneficial interest of five percent (5%) or more of the securities of any corporation which controls, directly or indirectly, any general or limited partner) if Franchisee is a partnership. All covenants required by this Section XV. shall be in forms satisfactory to Franchisor, including, without limitation, specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them. Failure by Franchisee to obtain execution of a covenant required by this Section XV shall constitute a default under Section XIII of this Agreement.


XVI.     CHANGES AND MODIFICATIONS

         Franchisor may modify this Agreement only upon the execution of a written agreement by Franchisor and Franchisee. Franchisor reserves and shall have the sole right to make changes in the Manual, the System and the Proprietary Marks at any time and without prior notice to Franchisee. Franchisee shall promptly alter any signs, products, business materials or related items, at its sole cost and expense, upon written receipt of notice of such change or modification.

         Franchisee understands and agrees that due to changes in competitive circumstances, presently unforeseen changes in the needs of customers, and/or presently unforeseen technological innovations, Franchisor's System must not remain static, in order that it best serve the interests of Franchisor, franchisees and the System. Accordingly, Franchisee expressly understands and agrees that Franchisor may from time to time change the components of the System, including but not limited to, programs, products, services, methods, standards, forms, policies and procedures of that System. Franchisee expressly agrees to abide by any such modifications, changes, additions, deletions and alterations.

XVII.    TAXES AND INDEBTEDNESS

         A. Payment. Franchisee shall promptly pay, when due, all taxes levied or assessed by any federal, state or local tax authority and any and all other indebtedness incurred by Franchisee in the operation of the Franchised Business.

         B. Duty to Notify. Franchisee shall notify Franchisor in writing within three (3) days of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Business. Additionally, any and all consumer related complaints shall be answered by Franchisee within fifteen (15) days after receipt of the complaint or such shorter period of time as may be provided in said complaint. A copy of said answer shall be forwarded to Franchisor within three (3) days of the date that said answer is forwarded to the complainant.

         C. Compliance with Federal, State and Local Laws. Franchisee shall comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, certificates, licenses and bonds necessary for the full and proper operation and management of the Franchised Business including, without limitation, a license to do business and provide services, fictitious name registration and sales tax permits. Copies of all subsequent inspection reports, warnings, certificates and ratings, issued by any governmental entity during the term of this Agreement in connection with the conduct of the Franchised Business which indicate Franchisee's failure to meet or maintain the highest governmental standards or less than full compliance by Franchisee with any applicable law, rule or regulation, shall be forwarded to Franchisor by Franchisee within three (3) days of Franchisees receipt of such warnings, notices, etc.


XVIII. INDEPENDENT CONTRACTOR AND INDEMNIFICATION

         A. Indemnification. Franchisee is and shall be an independent contractor and nothing in this Agreement shall be construed so as to create an agency or an employment relationship, a partnership or a joint venture between the parties. Neither party shall act or have the authority to act as agent for the other and neither Franchisee nor Franchisor shall guarantee the obligations of the other or in any way become obligated for the debts or expenses of the other unless agreed to in writing. Franchisee is not and shall not hold itself out as being an agent or an employee of, or a partner or joint venturer with, Franchisor. In all public records, and in its relationships and dealings with all other persons, Franchisee shall indicate that it is an independent owner of the Franchised Business licensed by this Agreement and that it is a Franchisee of Franchisor. Franchisee shall not pledge Franchisor's credit nor bind it to any obligation. Franchisee shall indemnify and save Franchisor and its subsidiaries harmless from and against all claims, suits, demands, causes of action, costs and expense, including reasonable attorney's fees and expenses defending the same, which may arise or be asserted against Franchisor by reason of the operation of the Franchised Business. Franchisee shall pay all costs, expenses and reasonable attorney's fees incurred by Franchisor in connection with said claims. Franchisee shall be responsible for and shall promptly pay when due all expense of the Franchised Business including but not limited to, taxes and levies of any and all kinds in connection with said business and the income arising from the Franchised Business. Franchisor shall not be liable for any such expenses, taxes, levies, or disbursements otherwise paid or incurred in connection with the establishment and maintenance of the Franchise Business.

         B. Identification. Franchisee shall conspicuously identify itself and the Franchised Business and in all dealings with its clients, contractors, suppliers, public officials and others, as an independent Franchisee of Franchisor, and shall place such notice of independent ownership of all forms, business cards, stationery, advertising, signs and other materials and in such fashion as Franchisor may in its sole and exclusive discretion, specify and require from time to time, in its Manual (as same may be amended from time to time) or otherwise.

         C. No False Representations. Except as otherwise expressly authorized by this Agreement, neither party hereto will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name of or on behalf of the other party, or represent that the relationship between Franchisor and Franchisee is other than that of Franchisor and Franchisee. Franchisor does not assume any liability, and will not be deemed liable, for any agreements, representations, or warranties made by Franchisee which are not expressly authorized under this Agreement, nor will Franchisor be obligated for any damages to any person or property which directly or indirectly arise from or relate to the operation of the Franchise Business franchised hereby.


XIX.     APPROVALS AND WAIVERS

         A. Written Consent. Whenever this Agreement requires the prior approval or consent of Franchisor, Franchisee shall make a timely written request to Franchisor and such approval or consent shall be obtained in writing.

         B. No Waiver. No failure of Franchisor to exercise any power reserved to it by this Agreement or to insist upon strict compliance by Franchisee with any obligation or condition of this Agreement, and no custom or practice of the parties at variance with the Agreement terms, shall constitute a waiver of Franchisor's right to demand exact compliance with any of this Agreement's terms. Waiver by Franchisor of any particular default by Franchisee shall not affect or impair Franchisor's rights with respect to any subsequent default. Subsequent acceptance by Franchisor of any payments due to it by this Agreement shall not be a waiver by Franchisor of any preceding breach by Franchisee of any terms, covenants or conditions of this Agreement.


XX.      NOTICES

         Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, or dispatched by overnight delivery envelope, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

         Notices to Franchisor:             Aloette(R)Cosmetics, Inc.
                                            1301 Wright's Lane East
                                            West Chester, Pennsylvania   19380
         With a Copy (which
         shall not constitute
         notice) to:

         Notices to Franchisee:


         With a Copy (which                  ___________________________________
         shall not constitute                ___________________________________
         notice) to:                         ___________________________________
                                             ___________________________________
         Any notice sent by certified mail shall have been given at the date and time of mailing.

XXI.    RELEASE OF PRIOR CLAIMS

         By executing this Agreement, Franchisee, individually and on behalf of Franchisee's heirs, legal representatives, successors and assigns, and each assignee of this Agreement by accepting assignment of the same, forever releases and discharges Franchisor and its officers, directors, employees, agents and servants, including Franchisor's subsidiary and affiliated corporations, their respective officers, directors, employees, agents and servants, from any and all claims relating to or arising under any franchise agreement or any other agreement between the parties executed prior to the date of this Agreement including, but not limited to, any and all claims, whether presently known or unknown, suspected or unsuspected, arising under the franchise, securities or antitrust laws of the United States or of any state or territory of the United States.


XXII.    DISCLOSURE STATEMENT AND DISCLAIMER

         A. Compliance with Applicable Laws. Franchisee acknowledges, by its signature to this Agreement, that it received from Franchisor a Uniform Franchise Offering Circular for the State in which the Franchised Business will be located, or Franchisee's place of residence, as appropriate, at least ten
(10) business days prior to the execution of this Agreement or payment of any money to Franchisor in connection herewith.

         B. Receipt of Agreement. Franchisee acknowledges that it received from Franchisor this Agreement and all attachments heretowith all blanks filled in at least five (5) days prior to the execution of this Agreement.

         C. Acknowledgement. Franchisee acknowledges and accepts the following:
THE SUCCESS OF FRANCHISEE IN OPERATING AND MANAGING A FRANCHISE IS SPECULATIVE AND WILL DEPEND ON MANY FACTS INCLUDING, TO A LARGE EXTENT, FRANCHISEE'S INDEPENDENT BUSINESS ABILITY. FRANCHISEE HAS NOT RELIED ON ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THE POTENTIAL SUCCESS OR PROJECTED INCOME OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT. NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE BY FRANCHISOR TO INDUCE FRANCHISEE TO ENTER INTO THIS AGREEMENT EXCEPT AS SPECIFICALLY INCLUDED IN THIS AGREEMENT. FRANCHISOR HAS NOT MADE ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SERVICES OF THE BUSINESS VENTURE TO FRANCHISEE AND CANNOT, EXCEPT UNDER THE TERMS OF THIS AGREEMENT, EXERCISE CONTROL OVER FRANCHISEE'S BUSINESS. FRANCHISEE ACKNOWLEDGES AND AGREES THAT IT HAS NO KNOWLEDGE OF ANY REPRESENTATION MADE BY FRANCHISOR OR ITS REPRESENTATIVES OF ANY INFORMATION THAT IS CONTRARY TO THE TERMS CONTAINED IN THIS AGREEMENT.


XXIII.   ENTIRE AGREEMENT

         This Agreement, the documents referred to and the Attachments, if any, constitute the entire, full and complete Agreement between the parties concerning the subject matter, and supersede all prior agreements (including, but not limited, to the Franchise Application) no other representations having induced Franchisee to execute this Agreement. No amendment, change or variance from this Agreement shall be binding on the parties hereto unless mutually agreed to by the parties and executed by themselves or their authorized officers or agents in writing.

XXIV.    SEVERABILITY AND CONSTRUCTION

         A. Severability. Except as expressly provided to the contrary in this Agreement, each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision in this Agreement is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties to the Agreement, and said invalid sections, parts, terms and/or provisions shall not be a part of this Agreement; provided, however, that if Franchisor determines that such finding of invalidity or illegality adversely affects the basic consideration of this Agreement, Franchisor, at its option, may terminate this Agreement.

         B. Covenants. Franchisee expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any Agreement provision, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the Agreement provisions any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

         C. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall affect the meaning or construction of any provision.

         D. References. All references in this Agreement to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgements, promises, covenants, agreements and obligations in the Agreement made or undertaken by Franchisee shall be deemed jointly and severally undertaken by all the parties to the Agreement on behalf of Franchisee. This Agreement may be executed in duplicate, and each copy so executed shall be deemed an original.

         E. Force Majeure. If, as a result of hurricane, tornado, typhoon, flooding, lightning, blizzard and other unusually severe weather, earthquake, avalanche, volcanic eruption, fire, riot, insurrection, war, explosion, unavoidable calamity or other act of God (a "Force Majeure"), compliance by any party with the terms of this Agreement is rendered impossible or would otherwise create an undue hardship upon any party, all parties shall be excused from their respective obligations hereunder for the duration of the Force Majeure and for a reasonable recovery period thereafter, but otherwise this Agreement shall continue in full force and effect.


XXV.     APPLICABLE LAW

         A. Governing Law. This Agreement takes effect upon its acceptance and execution by Franchisor. This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Section 1051 et seq.).

         B. Jurisdiction and Venue. Any action brought by franchisee against Franchisor in any court, whether federal or state, shall be brought, in Philadelphia, Pennsylvania . Any action brought the franchisor against the franchisee may be brought, in Philadelphia, Pennsylvania and the parties waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

         C. Remedy. No right or remedy conferred upon or reserved by Franchisor or Franchisee by this Agreement is intended to be, nor shall it be, exclusive of any other right or remedy contained in the Agreement or by law or equity provided or permitted but each shall be cumulative of every other right or remedy.

         D. Injunctive Relief. Nothing contained in the Agreement shall bar Franchisor's right to obtain injunctive relief against threatened conduct that will cause it loss or damage under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

XXVI. ARBITRATION

         Except as specifically otherwise provided in this Agreement, the parties agree that any and all disputes between them relating to this Agreement or the offer making performance or interpretation thereof, and any claim by either party that cannot be amicably settled shall be determined solely and exclusively by arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed by such rules. Said rules shall be modified to provide that each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Arbitrator shall hear the dispute in West Chester, Pennsylvania or the then current national headquarters of the Franchisor and may properly consider any and all matters related to the Agreement that would be admissible in a non-jury trial under applicable Federal Rules of Civil Procedure or Evidence. The Arbitrator's award shall be announced within ten (10) days of the hearing of the dispute and shall include all fees, costs and attorneys' fees to the prevailing party. Judgment upon the award of the Arbitrator shall be final and binding and shall be entered in a court of competent jurisdiction. Franchisee knows, understands and agrees that it is the intent of the parties that any arbitration between Franchisor and Franchisee shall be of Franchisee's individual claims and that the claims subject to arbitration shall not be arbitrated on a classwide basis. In many instances, arbitration may be the sole proceeding available to the parties, who may also be required by the Arbitrator to pay a filing fee.

         In no event shall Franchisee be entitled to make, nor shall Franchisee make, any claim, and Franchisee by executing this Agreement waives any claim, for money damages, nor shall Franchisee claim any money damages by way of set-off, counterclaim or defense, based upon any claim or assertion by Franchisee that Franchisor has unreasonably withheld or unreasonably delayed any consent or approval to a proposed act by Franchisee under any of the terms of this Franchise Agreement. Franchisee's sole remedy for any such claim shall be an action or proceeding to enforce any such provisions, or for specific performance, or declaratory judgment.


XXVII. ACKNOWLEDGMENTS

         Franchisee acknowledges that Franchisee has conducted an independent investigation of all aspects relating to the Franchised Business and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the skills and ability of Franchisee as an independent business person. Franchisee acknowledges that it has received, read and understands this Agreement, the attachment(s) to it and agreements relating to it, if any, and that Franchisor has accorded Franchisee ample time and opportunity to consult with advisors of Franchisee's own choosing about the potential benefits and risks of entering into this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate on the day and year first above written.


ATTEST:                                              ALOETTE(R) COSMETICS, INC.


______________________                   By:___________________________________


                                            FRANCHISEE


______________________                   By:___________________________________


                                            FRANCHISEE


______________________                    By:__________________________________

                                    GUARANTY

         In consideration of, and as an inducement to, the execution of that certain Franchise Agreement (hereinafter the "Agreement") dated _______________ 19__, by and between ALOETTE(R) COSMETICS, INC., a Pennsylvania corporation, whose principal office is located at 1301 Wright's Lane East, West Chester, Pennsylvania 19380 (hereinafter "Franchisor") and _________________________ , (hereinafter "Franchisee"), each of the undersigned Guarantors agree as follows:

         1. The Guarantors do jointly and severally unconditionally guaranty the full, prompt and complete performance of Franchisee and any other agreements that Franchisee may execute relating to the operation of the Franchise under the terms, covenants and conditions of the Agreement, including without limitation the complete and prompt payment of all indebtedness to Franchisor under the Agreement and any revisions, modifications and amendments to the Agreement (hereinafter collectively referred to as the "Agreement"). The word "indebtedness" is used in this Agreement in its most comprehensive sense and includes without limitation any and all advances, debts, obligations, and liabilities of Franchisee, now or hereafter incurred, either voluntarily or involuntarily, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, or whether recovery thereof may be now or hereafter barred by any statute of limitation or is otherwise unenforceable.

         2. The obligations of the Guarantors are independent of the obligations of Franchisee and a separate action or actions may be brought and prosecuted against any or all of the Guarantors, whether or not actions are brought against Franchisee or whether Franchisee is joined in any such action.

         3. If Franchisee is a corporation or partnership, Franchisor shall not be obligated to inquire into the power or authority of Franchisee or its partners or the officers, directors, or agents acting or purporting to act on Franchisee's behalf and any obligation or indebtedness made or created in reliance upon the exercise of such power and authority shall be guaranteed under this Guaranty. Where the Guarantors are corporations or partnerships it shall be conclusively presumed the Guarantors and the partners, agents, officers and directors acting on their behalf have the express authority to bind such corporations or partnerships and that such corporations or partnerships have the express power to act as the Guarantors pursuant to this Guaranty and that such action directly promotes the business and is in the interest of such corporations or partnerships.

         4. Franchisor, its successors and assigns, may from time to time, without notice to the undersigned: (a) resort to the undersigned for payment of any of the liabilities, whether or not it or its successors have resorted to any property securing any of the liabilities or proceeded against any other of the undersigned or any party primarily or secondarily liable on any of the liabilities; (b) release or compromise any liability of any of the undersigned of the Guaranty or any liability of any party or parties primarily or secondarily liable on any of the liabilities; and (c) extend, renew or credit any of the liabilities for any period (whether or not longer than the original period); alter, amend or exchange any of the liabilities; or give any other form of indulgence, whether under the Agreement or otherwise.

         5. The undersigned further waive presentment, demand, notice of dishonor, protest, nonpayment and all other notices whatsoever, including without limitation: notice of acceptance of the Guaranty; notice of all contracts and commitments; notice of the existence or creation of any liabilities under the Franchise Agreement and of the amount and terms of the Agreement; and notice of all defaults, disputes or controversies between

Franchisee and Franchisor resulting from such Agreement or otherwise, and the settlement, compromise or adjustment of the Franchise Agreement.

         6. This guarantee shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania. The guarantors agree that the dispute resolution provision in the Franchise Agreement shall apply in the event of any dispute under this guarantee. In the event any dispute between Franchisor and Guarantors cannot be settled amicably, the parties agree that shall be determined solely and exclusively by arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association. Said rules shall be modified to provide that each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure. Upon the written demand of either party to any dispute for arbitration, each shall select a representative to act in its behalf. The two elected representatives shall meet within two (2) weeks of the time demand is made, unless the parties otherwise agree in writing. The Arbitrator shall hear the dispute within two (2) weeks of the date of the meeting of the representatives or designation by the court, as the case may be. The Arbitrator shall hear the dispute in West Chester, Pennsylvania or the then current headquarters of the Franchisor and may properly consider any and all matters related to the Agreement that would be admissible in a non-jury trial under applicable Federal Rules of Civil Procedure or Evidence. The Arbitrator's award shall be announced within ten (10) days of the hearing of the dispute and shall include all fees, costs and attorneys' fees to the prevailing party. Judgment upon the award of the Arbitrator shall be binding and shall be entered in a court of competent jurisdiction. Franchisee knows, understands and agrees that it is the intent of the parties that any arbitration between Franchisor and Franchisee shall be of Franchisee's individual claims and that the claims subject to arbitration shall not be arbitrated on a classwide basis. In many instances, arbitration may be the sole proceeding available to the parties, who may also be required by the Arbitrator to pay a filing fee.

         7. This Guaranty shall be enforceable by and against the respective administrators, executors, successors and assigns of the Guarantors and the death of any Guarantor shall not terminate the liability of such Guarantor or limit the liability of the other Guarantors.

         8. If more than one person has executed this Guaranty, the term "the undersigned," as used shall refer to each such person, and the liability of each of the undersigned hereunder shall be joint and several and primary as sureties.

         IN WITNESS WHEREOF, each of the undersigned has executed this Guaranty under seal effective as of the ___ date of ______________ 19__.

________________________________        _______________________________________
Name                                    Name

________________________________        _______________________________________
Address                                 Address

________________________________        _______________________________________
Date                                    Date

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

                                                                  ATTACHMENT A
                                                                  ------------
                             SITE SELECTION ADDENDUM


         THIS ADDENDUM is made this ______ day of _______________, 19_____, by and between Aloette(R) Cosmetics, Inc. ("Franchisor") and ___________________, (the "Franchisee").

         WHEREAS, Franchisor and Franchisee, are parties to a Franchise Agreement entered into on _______________________, 19_____, by the terms of which Franchisor has granted to Franchisee the right and license to operate an ALOETTE(R) Franchise pursuant to Franchisor's System and Proprietary Marks:

         WHEREAS, Franchisee has selected and presented a site to Franchisor which has been approved by Franchisor;

         NOW, THEREFORE, the parties, intending to be bound, agree as follows:

         1. Designated Market. The Designated Market shall be as follows:

         2. Approved Site. The Approved Site within the Designated Market shall be located as follows:

         3. Franchisee's Representations and Warranties. Franchisee represents and warrants that it has executed a lease for the premises for the Franchised Business, a copy of which has been provided to Franchisor and Franchisee warrants and represents that the lessor has consented to Franchisee's use of such Proprietary Marks and initial signage as Franchisor may prescribe for the Franchised Business.

         4. Miscellaneous.

            a. All capitalized terms not defined in this Addendum shall have the meaning given them in the Franchise Agreement.

            b. This Site Selection Addendum constitutes an integral part of the Franchise Agreement between the parties, and the terms of this Site Selection Addendum shall be controlling with respect to the subject matter. Except as modified or supplemented by this Site Selection Addendum, the terms of the Franchise Agreement are ratified and confirmed.

         IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Addendum on the day and year first above written.

                                   FRANCHISOR:

                                   ALOETTE(R) COSMETICS, INC.
WITNESS:


_________________________          By:______________________________________

                                   FRANCHISEE:
WITNESS:

_________________________          _________________________________________

_________________________          _________________________________________



         Each of the undersigned owns a twenty percent (20%) or greater beneficial interest in Franchisee; each has read this Site Selection Addendum and each agrees to be individually bound by its terms.


WITNESS

_________________________          __________________________________________

_________________________          __________________________________________

_________________________          __________________________________________

                                                                   ATTACHMENT B
                                                                   ------------
                             ALOETTE COSMETICS, INC.

                              SINGLE-UNIT FRANCHISE

                              PERFORMANCE CRITERIA



YEAR                 ANNUAL GROSS SALES U.S.                  % vs. PRIOR YEAR
----                 -----------------------                  ----------------
Year I               $200,000                                       ---
Year II               250,000                                       25%
Year III              300,000                                       20%
Year IV               330,000                                       10%
Year V                350,000                                        6%